AMENDED AND RESTATED 1973 LNG SALES CONTRACT

          This LNG Sales Contract ("Contract") dated as of the 3rd day of December, 1973, amended by Amendment No.1 dated as of the 1st day of August, 1976, and amended and restated as of the 1st day of January, 1990, by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA ("Pertamina"), a state enterprise of the Republic of Indonesia ("Seller"), on the one hand, and CHUBU ELECTRIC POWER CO., INC. ("Chubu Electric"), THE KANSAI ELECTRIC POWER CO., INC. ("Kansai Electric"), KYUSHU ELECTRIC POWER CO., INC. ("Kyushu Electric"), NIPPON STEEL CORPORATION ("Nippon Steel"), OSAKA GAS CO., =. ("Osaka Gas"), and TOHO GAS CO., LTD. ("Toho Gas"), all corporations organized and existing under the laws of Japan (referred to individually as "Buyer" and collectively as "Buyers"), on the other hand.

                                WITNESSETH:
WHEREAS:

1. By Memorandum of Agreement, dated as of January 1, 1983, Seller and Buyers other than Toho Gas agreed to amend the Fixed Quantity provisions of the Contract with respect to calendar years 1983 through 1997 to provide for the sale to and purchase by Buyers of additional quantities of LNG;

2. By Assignment dated as of January 30, 1987, Nippon Steel assigned to Toho Gas all of its rights and Toho Gas assumed the obligations with respect to a portion of the Fixed Quantities that Nippon Steel had agreed to purchase under the Contract; Seller and the other Buyers consented to such assignment pursuant to the Contract and to the inclusion of Toho Gas as a Buyer under the Contract as of January 1, 1987;

3. By Seller/Buyers Memorandum of Understanding Related to Amendment No.3 to the Transportation Agreement, dated October 16, 1987, Seller and Buyers agreed on certain matters that relate to transportation of LNG pursuant to the Contract and Seller and Buyers have agreed to amend the Contract to incorporate such agreements;

4. By that certain Invoice Settlement Agreement for 1973 LNG Sales Contract dated as of March 31, 1987 and amended and restated as of December 1, 1988, Seller and Buyers agreed to amend the Contract to delete the currency adjustment provision and all references thereto as of April 1, 1988;

5. By Memorandum of Agreement on Revisions to the 1973 LNG Sales Contract dated as of September 7, 1989, Seller and Buyers agreed to revise certain provisions of the Contract, to provide for the sale and purchase of additional quantities of LNG during the period 1997; through 1999, and to amend the Contract to incorporate these revisions effective as of January 1, 1990; and

6. Seller and Buyers have agreed to eliminate those provisions of the Contract that are no longer operational and to make certain linguistic and grammatical revisions to improve the clarity of the Contract.
     NOW, THEREFORE, Seller and each Buyer hereby agree to the following terms:

                          ARTICLE 1 - DEFINITIONS

     The terms or expressions below will have the following meanings in this Contract:

     1.1  Actual Cubic Foot (acf)
          A volume equal to the volume of a cube whose edge is one foot.

     1.2  Adverse Weather Conditions
          As defined in Section 4.4(b).

     1.3  Affiliate
          As defined in Article 19.

     1.4  Allowance
          The quantity of LNG by which a Buyer reduces a Quantity
Deficiency in respect of a given calendar year pursuant to the provisions of Section 7.3(d).

     1.5  Allowance Restoration Period
          As defined in Section 7.3(d)(iv).
     1.6  Annual Accounting Period
          As defined in the Transportation Agreement.

     1.7  Annual Program
          As defined in Section 12.1(a).

     1.8  Arun Facility
          The liquefaction plant facilities, including processing, storage, loading and related facilities and the Natural Gas transmission pipeline from the field to the liquefaction plant, located near Lhok Seumawe, Aceh, Indonesia.

     1.9  Badak Facility
          The liquefaction plant facilities, including processing, storage, loading and related facilities and the Natural Gas transmission pipeline from the field to the liquefaction plant, located in East Kalimantan, Indonesia.

     1.10 British Thermal Unit (BTU)
          The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.OoF to 60.OoF at an absolute pressure of 14.696 pounds per square inch.

     1.11 Business Day in Japan
          Every day other than Saturdays, Sundays, National
Holidays (including compensatory days), and January 2 and 3.

     1.12 Buyers' Coordinator
          Japan Indonesia LNG Co., Ltd. or such other entity as may be designated by Buyers pursuant to Article 18.

     1.13 Buyers' Facilities
          For the purposes of Section 15.1 E in respect of any Buyer, the Receiving Facilities of such Buyer and such other facilities directly related to the use of LNG which, if not operational, would reduce the amount of LNG which such Buyer is able to receive hereunder.

     1.14  Contract Sales Price
          As defined in Section 8.1.

     1.15 Coordinated Maintenance Schedule
          As defined in Section 12.3.

     1.16 Crew + Stores + Subsistence
          The items included in the definition of Operating Costs in the Transportation Agreement in the following categories: Crew wages, overtime and fringe benefits, including subsistence and repatriation expense; Stores and Equipment; and Subsistence.

     1.17 Cubic Meter
          A volume equal to the volume of a cube whose edge is one meter.

     1.18 Dedicated Vessel
          As defined in the Transportation Agreement.
     1.19 Delivery Point
          The point at which the flange coupling of Buyer's unloading line joins the flange coupling of the LNG discharging manifold on board the LNG Tanker.

     1.20 Escalating
          As defined in the Transportation Agreement.

     1.21 Exercising Buyer
          As defined in Section 7.3(d)(i).

     1.22 Financing Costs
          As defined in the Transportation Agreement.

     1.23 Fixed Quantity
          As defined in Section 7.1(a).

     1.24 Fixed Quantity Period
          As defined in Section 7.1(a).

     1.25  Force Majeure Deficiency
          As defined in Section 7.6.

     1.26 G.P.A.
          Gas Processors Association.

     1.27 Gross Heating Value
          The quantity of heat expressed in British Thermal Units produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60oF and at an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

     1.28 Huffco Group
     Roy M. Huffington, Inc., Huffington Corporation, Virginia
International Company, Virginia Indonesia Company, Ultramar
Indonesia Limited, Union Texas East Kalimantan Limited and Universe Tankships, Inc.

     1.29 Indonesian Facilities
          The Arun Facility and the Badak Facility.

     1.30 Initial Contract Sales Price
          As defined in Section 8.1.

     1.31 Insurance
          As defined in the definition of Operating Costs in the Transportation Agreement.

     1.32 Inward Steaming Time
          As defined in Section 4.4(b).

     1.33 Liquefied Natural Gas (LNG)
          Natural Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

     1.34 LNG Element
          As defined in Section 8.1.

     1.35 LNG Tanker
          An ocean-going vessel, suitable for transporting LNG, which is used by Seller for transportation of LNG under this Contract to the Unloading Ports.
     1.36 Loading Ports
          The ports located at the Arun Facility and the Badak
Facility.

     1.37 Maintenance and Repairs
          As defined in the definition of Operating Costs in the Transportation Agreement.

     1.38 Make-Good LNG
          As defined in Section 7.3(d)(iv).
     1.39 Make-Good Obligation

          The obligation of a Buyer as set forth in Section
7.3(d)(iv) to take and pay for LNG in an amount (measured in BTUs) equal to each allowance exercised.

     1.40 Make-Up LNG
          As defined in Section 7.5.

     1.41 Market Value LNG Element
          As defined in Section 8.2.

     1.42 Minimum LNG Element
          As defined in Section 8.2.

     1.43 Mobil
          Mobil Oil Indonesia Inc.

     1.44 Natural Gas
          Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons, and non-combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

     1.45 Ninety-Day Schedule
          As defined in Section 12.2.

     1.46 Notice of Readiness
          The notice given at the time prescribed in Section 4.4(b) by the Master of each LNG Tanker or its agent to Buyer by letter, telegraph, telex, facsimile, radio or telephone that such LNG Tanker is ready to discharge LNG.

     1.47 Operating Costs
          As defined in the Transportation Agreement.

     1.48  Outward Steaming Time
          As defined in Section 4.4(b).

     1.49  Quantity Deficiency
          As defined in Section 7.3(a).

     1.50 Receiving Facilities
          The LNG receiving terminal facilities which Buyers have constructed or will construct at the Unloading Ports including, without limitation, berthing and unloading facilities, LNG storage tanks, vessel services facilities and regasification plants.

     1.51  Required Minimum Payment
          As defined in the Transportation Agreement.

     1.52 Restoration Quantities
          As defined in Section 7.6.

     1.53 Safety Pledge Letter
          As defined in Section 4.1(c).

     1.54 Seller's Facilities
          For the purposes of Section 15.1 D, Natural Gas reservoirs or production facilities in the field, the facilities for transportation of Natural Gas from the field, and the Indonesian Facilities.

     1.55 Seller's Suppliers
          In respect of a portion of the LNG to be delivered from the Arun Facility, Mobil; and in respect of a portion of the LNG to be delivered from the Badak Facility, Huffco Group; and any successors and assignees of the aforesaid suppliers, who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable supply agreement with Seller.

     1.56 Standard Cubic Foot of Gas (scf)
          The quantity of Natural Gas, free of water vapor, occupying a volume of one Actual Cubic Foot at a temperature of 60oF and at an absolute pressure of 14.696 pounds per square inch.
     1.57 Substitute LNG Tanker
          An LNG Tanker other than a Dedicated Vessel.
     1.58 Take-or-Pay Quantity
          As defined in Section 7.5.

     1.59 Take-or-Pay Transportation Amount
          As defined in Section 7.3(e).

     1.60 Transportation Agreement
          Transportation Agreement made as of September 23, 1973 between Pertamina and Burmah Gas Transport Limited (as successor to Burmast East Shipping Corporation), as amended by Amendment No.1 dated as of August 31, 1976, Amendment No.2 dated as of November 28, 1979, and Amendment No.3 dated as of May 27, 1981 (and including any further amendment that may be agreed pursuant to
Section 4.1(b)), under which Transporter is obligated to furnish LNG Tankers to transport all LNG to be sold and delivered hereunder.

     1.61 Transportation Element
          As defined in Section 8.1.

     1.62 Transportation Related Amount
          As defined in Section 4.5(c).

     1.63 Transporter
          Burmah Gas Transport Limited which has contracted with Seller to provide transportation pursuant to the Transportation
Agreement as required by Section 4.1.


     1.64 Unloading Ports
          The ports at locations in or near Nagoya, Osaka, Himeji and Kita-Kyushu, and at such other locations in Japan as may be agreed between Seller and Buyers, where the Receiving Facilities are or will be constructed.

                      ARTICLE 2 - SALES AND PURCHASE

     Seller agrees to sell and deliver, and each Buyer agrees to purchase, receive and pay for, and to pay for if not taken, LNG, in the quantities and at the price and in accordance with the other terms and conditions set forth in this Contract.

                       ARTICLE 3 - SOURCES OF SUPPLY

     The Natural Gas to be processed into LNG and sold and delivered hereunder is to be produced from Contract Area "B" in Sumatra, Indonesia, which is covered by the Mobil production sharing contract referred to below, and from the Badak field located in that area of East Kalimantan, Indonesia, covered by the Huffco Group production sharing contract referred to below.
     Seller represents that the production of Natural Gas from said Contract Area "B' is governed by a production sharing contract between Seller and Mobil, as contractor, and that the production of Natural Gas from the said area of East Kalimantan is governed by a production sharing contract between Seller and the Huffco Group, as contractor. Under each of such production sharing contracts, the contractor is entitled to a share of production, subject to adjustment to give effect to the contractor cost-recovery provisions thereof, and Seller is entitled to the balance of such production.
     Seller further represents that Seller has the right to sell all of the quantities of LNG to be sold and delivered hereunder. In this connection, Seller represents that it has executed supply agreements with Mobil and the Huffco Group under which Mobil and the Huffco Group have each made available, for sale and delivery hereunder, their respective interests in the quantities of the LNG covered by this Contract to be delivered from the Arun Facility and the Badak Facility.

                 ARTICLE 4 - TRANSPORTATION AND UNLOADING

     4.1  Transportation Agreement
          (a) Seller shall be responsible for the continuous transportation from the Indonesian Facilities to the Receiving Facilities of the LNG to be sold and delivered hereunder, and for this purpose Seller shall take all appropriate steps to secure full and complete performance by Transporter of its obligations under the Transportation Agreement. In order to fulfill its responsibilities for transportation of LNG under this Contract, Seller has arranged with Transporter in the Transportation Agreement for Transporter to make time charter or other arrangements for Substitute LNG Tankers. Seller, after consultation with Buyers, may employ other LNG Tankers meeting the requirements of this Contract. However, in the event additional or replacement LNG Tankers are needed for purposes of this Contract because of unavailability of LNG Tankers from Transporter or loss of an LNG Tanker already in service, then Buyers may offer to Seller other available LNG Tankers.

     Each LNG Tanker shall have the following general specifications:

     LNG Tanker Capacity                     : about 125,000
                                               cubic meters
     Total Deadweight                        : about 64,000 long
                                               tons
     Length Overall                          : about 936 feet
     Beam Extreme                            : about 144 feet
     Design Draft fully laden in salt water  : about 36 feet - 1 inch

     All Substitute LNG Tankers shall be compatible with the Receiving Facilities, unless such limitation is mutually waived by Seller and Buyers.

     (b) If the Transportation Agreement is amended or terminated in whole or in part, or if for any other reason new and/or additional transportation arrangements are required to fulfill Seller's responsibility for transportation of LNG hereunder, such amended, new and/or additional transportation arrangements shall be concluded with the agreement of Seller and Buyers. Seller shall permit Buyers to participate in negotiations related thereto. Any decisions by Seller relating to the use of Substitute LNG Tankers contemplated by the Transportation Agreement shall be made with the agreement of Seller and Buyers, which agreement will not be unreasonably withheld by either Seller or Buyers.

     (c) Seller shall use its best efforts to cause Transporter to take such actions as are reasonably required by Japanese authorities to evidence responsibility for safe operation of LNG Tankers in accordance with the letter of the vessel operator addressed to Japanese port authorities in connection with permission for LNG Tankers to enter into Unloading Ports ("Safety Pledge Letter"). Seller shall ensure that Transporter will arrange for such number and types of fireboats and escort vessels as are required by the Japanese authorities to attend the LNG Tankers so as to permit safe and efficient movement of the LNG Tanker within the maritime safe areas located in the approaches to and from the Unloading Ports. The cost of such fireboats and escort vessels shall be included in the Operating Costs of the Dedicated Vessels and for other LNG Tankers shall be reimbursed as part of the Transportation Element.

     4.2  Notices of LNG Tanker Movements and Characteristics of
LNG Cargoes
          (a) With respect to each cargo of LNG to be delivered hereunder, Seller shall give, or cause the Master of the LNG Tanker to give, to the Buyer at the Receiving Facility at which such cargo is to be delivered, the following notices:

               (i) A first notice which shall be sent upon the departure of the LNG Tanker from a Loading Port and which shall set forth the time and date that loading was completed, the volume, expressed in cubic meters, of LNG loaded on board the LNG Tanker, and the estimated time of arrival of the LNG Tanker at Buyer's Unloading Port;

               (ii) A second notice which shall be sent
                    ninety-six (96) hours prior to the estimated time of arrival of the LNG Tanker at the Unloading Port;

               (iii)     A third notice which shall be sent
                         forty-eight (48) hours prior to the
                         estimated time of arrival of the LNG
                         Tanker at the Unloading Port;

               (iv) A fourth notice which shall be sent
                    twenty-four (24) hours prior to the estimated time of arrival of the LNG Tanker at the Unloading Port;

               (v) A final notice which shall be sent five (5) hours prior to the estimated time of arrival of the LNG Tanker at the Unloading Port; and

               (vi) A Notice of Readiness which shall be given at
                    the time prescribed in Section 4.4 (b) below.
          (b) Within thirty-six (36) hours after departure of each LNG Tanker from a Loading Port, Seller shall notify Buyer, for Buyer's information only, of the following characteristics of the LNG comprising its cargo as determined at the time of loading:
          (i)  the Gross Heating Value per unit, and
          (ii) the molecular percentage of hydrocarbon components and nitrogen.

     4.3  Obligations of Buyers at Unloading Ports
          Each Buyer shall cooperate with Transporter or its agent and the
Master of each LNG Tanker directed to an Unloading Port to insure the continuous and efficient delivery of LNG hereunder. Each Buyer shall provide a safe berth for prompt berthing of LNG Tankers at its Receiving Facility and shall operate the Receiving Facility, or ensure that it is operated, so as to permit discharge of the cargo of each LNG Tanker as quickly as possible. During discharge of each cargo of LNG, Buyer shall return to the LNG Tanker natural gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the LNG Tanker design.

     4.4  Demurrage at Unloading Ports
          (a) In the event used laytime exceeds allowed laytime in unloading an LNG Tanker, as provided in paragraph (b) below, Buyer shall pay to Seller, or for Seller's account if so directed by Seller, demurrage calculated at an initial daily rate of U.S.$58,007 or prorated for a portion of a day, subject to adjustment as provided below, except that the demurrage rate for Substitute LNG Tankers shall be calculated to reflect the actual demurrage costs of such Substitute LNG Tankers as agreed by Seller and Buyers. The amount to be paid for demurrage shall be adjusted at the time the Transportation Element is adjusted to reflect changes in Operating Costs in accordance with the following formula:
     U.S.$ 58,007 (Escalating) = U.S.$ 48,154.20
     + U.S.$ 3,764.71 x (Crew + Stores + Subsistence)*
                                   1,280,000 U.S.S/Yr.

     + U.S.$ 4,323.53 x Insurance*
                               1,470,000 U.S.$/Yr.

     + U.S.$ 1,764.71 x Maintenance and Repairs*
                               600,000 U.S.$/Yr.

Whenever Seller receives notice from Transporter that the demurrage rate has been adjusted as contemplated above, Seller shall promptly send a copy of such notice to each Buyer together with a statement certified by a firm of certified public accountants or other appropriate documentation of the calculation of such adjustment. The adjusted demurrage rate shall become effective on the date the corresponding Transportation Element adjustment becomes effective and shall not apply to any demurrage incurred prior to the date of effectiveness of such adjustment.

     (b)  Laytime to be allowed at each Unloading Port at which the LNG Tanker discharges LNG being delivered hereunder shall be thirty-six (36) consecutive hours extended by any period of delay which is caused by:

          (i) reasons attributable to Seller, the LNG Tanker or its Master, crew, owner or operator;

          (ii) force majeure as defined in Article 15; provided, however, that delays resulting from the application of safety regulations or similar governmental action shall not be considered as an event of force majeure for the purposes hereof; or

          (iii) "Adverse Weather Conditions", which for purposes hereof means weather and/or sea conditions actually experienced at the Unloading Port which are sufficiently severe either: (A) to prevent all LNG Tankers from proceeding to berth, discharging or departing from berth in accordance with the weather standards prescribed in the M.S.A. standard published regulations, including the Safety Pledge Letters, or (B) to cause an actual determination by the Master that it is unsafe for the LNG Tanker to berth, discharge or depart from berth. The period of delay to an LNG Tanker caused by Adverse Weather Conditions shall not be considered to extend past the time during which such Adverse Weather Conditions actually prevailed except where additional delay is caused by the occupation of the berth by another LNG Tanker.

     Upon arrival of each LNG Tanker at the agreed location off each Unloading Port, and subject to any mutually agreed time restrictions, the Master of the LNG Tanker or its agent shall give Notice of Readiness to Buyer or its agent that such LNG Tanker is ready to discharge LNG, berth or no berth. Laytime shall commence upon receipt of Notice of Readiness and shall continue to run until the LNG Tanker clears the Unloading Port (i.e., when leaving the Unloading Port passes the agreed position for tendering Notice of Readiness). From used laytime calculated as above shall be deducted all Inward Steaming Time and all Outward Steaming Time.

          For the purposes of this paragraph (b):

          (A) "Inward Steaming Time" shall mean the total time elapsed between Notice of Readiness and "all fast" in berth, minus the period of any delay or stoppage that prevents the forward movement of the LNG Tanker to the berth if and to the extent the total of all such delays or stoppages exceeds six (6) hours, and

          (B) "Outward Steaming Time" shall mean the total of all hours between the disconnection of the discharge and return lines and the LNG Tanker clearing the Unloading Port, minus the period(s) of any delay or stoppage that prevents the outward movement of the LNG Tanker.

          Any delay caused to an LNG Tanker by quarantine at an Unloading Port (except that related to the presence aboard or processing of refugees picked up by the LNG Tanker) shall count as used laytime.

     4.5  Effect of Unloading Port Delays: Transportation Costs

          (a) Notwithstanding the provisions of Section 11.1, if the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in Section 11.1 by reason of boil-off occurring during a delay in unloading an LNG Tanker of more than forty-eight (48) hours after Notice of Readiness has been given, such LNG shall be deemed to have met the quality specifications of this Contract regarding Gross Heating Value.
          (b) If an LNG Tanker is delayed in berthing and/or commencement of unloading, for reasons other than force majeure affecting Buyer's Receiving Facility or such LNG Tanker and other than the fault of the LNG Tanker, its Master, crew, owner or operator, and if, as a result thereof, the commencement of unloading is delayed beyond thirty (30) hours after Notice of Readiness has been given, then for each full hour by which commencement of unloading is delayed beyond such thirty-hour period, Buyer shall pay Seller an amount, on account of excess boil-off equal to the Contract Sales Price multiplied by the number of MMBTUs per hour by which such boil-off reduces the aggregate number of BTUs of a full cargo at berth. The hourly BTU reduction rate to be applied for such purpose shall be determined by actual boil-off experience as determined at appropriate intervals.
          (c) For purposes of this paragraph (c), the following amounts shall each be called a "Transportation Related Amount":

               (i) Any amount due from Seller to Transporter pursuant to Section 5.2.(b)(xii) of the Transportation Agreement relating to the last
                    Annual Accounting Period under the
                    Transportation Agreement;

               (ii) Any amount due from Seller to Transporter on
                    account of non-utilization of an LNG Tanker caused by an event or circumstance of force majeure affecting a Buyer during the first ninety (90) days from the commencement thereof. Such amounts shall not exceed, on a daily basis, the daily demurrage rate set forth in Section 4.4(a) (as escalated and in effect during the period of LNG Tanker non-utilization); and

               (iii)     Any amount due from Seller to
                         Transporter on account of
                         non-utilization of an LNG Tanker caused
                         by an event or circumstance of force
                         majeure affecting a Buyer during any
                         portion in excess of one hundred and
                         eighty (180) days.  However, such
                         amounts shall: (A) not exceed, on a
                         daily basis, the Transporter's
                         unamortized Financing Costs (prorated on a daily basis) falling due from time to time after such 180th day of non-utilization, and (B) include only amounts payable for each day of non-utilization of the LNG Tanker which precedes the day the circumstance of Buyer force majeure has ended, or the day Transporter's unamortized Financing Costs have been fully paid, whichever is earlier.

     A Transportation Related Amount under either clause (ii) or
(iii) above shall be adjusted downward to reflect any credits to Seller for other revenues earned by the LNG Tanker during the period of force majeure.

          A Transportation Related Amount shall not include any amount which becomes payable to Transporter:

     (A) as the result of an event or circumstance of force majeure affecting Seller;

     (B) as the result of Seller's breach of its obligations under this Contract; or


     (C) by reason of non-utilization of an LNG Tanker caused by the fault or negligence of such LNG Tanker or the Transporter, including, but not limited to, the failure of Transporter to satisfy Japanese authorities in connection with permission for LNG Tankers to enter into Unloading Ports as required pursuant to Section 4.1(c).
     If and to the extent that a Transportation Related Amount has not been paid and is not payable to Seller as part of the Transportation Element or under any provisions of this Contract, the Buyer(s) responsible therefor shall pay such Transportation Related Amount to Seller.

     Unless otherwise instructed in writing by Buyers, the total of any lump sum payments due under Section 5.2.(b) (xii) of the Transportation Agreement shall be apportioned among and paid by each of the Buyers concerned in the respective proportions that each Buyer's Fixed Quantities bear to the aggregate Fixed Quantities of all concerned Buyers during the last Annual Accounting Period.

     In connection with each payment due under this paragraph
(c), Seller shall furnish to Buyer such available accounting and other data as may reasonably be required by Buyer to establish the basis upon which and the manner in which the amount of such payment is calculated.

     Seller shall invoice Buyer for payments under clauses (ii) and (iii) above every seven (7) days and such invoice shall be due and payable in accordance with Section 10.3).

     Seller shall pay to the Buyers any amounts paid to Seller by Transporter pursuant to Section 5.2.(b) (xii) of the Transportation Agreement relating to the last Annual Accounting Period thereunder. Unless otherwise instructed in writing by Buyers, such payment shall be apportioned among and paid to each of the Buyers concerned in the respective proportions that each Buyer's Fixed Quantities bear to the aggregate Fixed Quantities of all concerned Buyers during the last Annual Accounting Period.

                      ARTICLE 5 - ON-SHORE FACILITIES

     5.1  Receiving Facilities

Each Buyer shall ensure, at no cost to Seller, that its Receiving Facilities shall be compatible with the general specifications of the LNG Tankers as provided for in Section 4.1(a) and shall include the following:
          A. Berthing facilities capable of receiving LNG Tankers having an overall length of up to 950 feet, a beam of up to 150 feet and a draft of up to 36 feet 6 inches, which the LNG Tankers can always safely reach, fully laden, and safely depart, and at which the LNG Tankers can lie safely berthed and discharge safely afloat at all times.

          B. Unloading facilities capable of receiving LNG at a rate which will permit the discharging of cargo from a fully loaded LNG Tanker within twelve (12) hours of pumping time at the full pumping rate specified by the LNG Tanker design.

          C. A vapor return line system of sufficient capacity to transfer to the LING Tankers quantities of natural gas necessary for the safe unloading of LNG at such rates, pressures and temperatures as may be required by the LNG
     Tanker design.

          D. Systems for timely provision of the LNG Tankers with adequate fresh water and bunker oil, if necessary.

          E. Facilities allowing access to the LNG Tankers from onshore adequate for the handling and delivery of ship's stores, provisions and spare parts to the LNG Tankers.

          F. Shore-based tanks and loading lines for liquid nitrogen adequate to service the LNG Tankers.

          G. LNG storage tanks of adequate capacity to receive and store a full cargo of LNG upon each scheduled arrival of an LNG Tanker.

          H.   Appropriate systems for necessary radio
     communications with LNG Tankers.


          I.   Regasification plant.

     5.2  Indonesian Facilities

          Seller shall ensure, at no cost to Buyers, that the Indonesian Facilities shall include the following:

          A. Natural Gas transmission pipelines for the delivery to the liquefaction plants of Natural Gas for processing into LNG.

          B. LNG processing facilities of sufficient capacity to process Natural Gas into the LNG to be sold and delivered hereunder.

          C. LNG storage tanks of adequate capacity for the storage of quantities of LNG for subsequent loading on to LNG Tankers.

          D. Berthing facilities capable of receiving LNG Tankers having an overall length of up to 950 feet, a beam of up to 150 feet and a draft of up to 36 feet 6 inches, which the LNG Tankers can always safely reach, fully laden, and safely depart, and at which the LNG Tankers can lie safely berthed and load safely afloat at all times.


          E. Loading facilities capable of loading LNG at a rate which will permit the full loading of an LNG Tanker within twelve (12) hours of pumping time.

          F. Facilities allowing access to the LNG Tankers from onshore adequate for the handling and delivery of ship's stores, provisions, liquid nitrogen and spare parts to the LNG Tankers.

          G.   Appropriate systems for necessary radio
     communications with LNG Tankers.
                     ARTICLE 6 - DURATION OF CONTRACT

     The terms of this Contract shall continue in effect until the expiration of the parties' respective obligations to sell and purchase LNG as provided in Article 7 or the earlier termination of this Contract pursuant to Section 10.5. If Seller and any Buyer or Buyers so agree at least five (5) years before the time this Contract would otherwise expire, the term of this Contract as to such Buyer or Buyers may be extended on such terms and conditions as may be mutually agreed.

                          ARTICLE 7 - QUANTITIES

     7.1  Required Deliveries
          (a) During each calendar year or portion thereof specified below (each such period being called a "Fixed Quantity Period"), Seller shall sell and deliver to each Buyer, and each Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, a quantity of LNG having a heating value as specified for such Buyer for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:

     CALENDAR    FIXED QUANTITY                            FIXED QUANTITIES FOR
EACH BUYER
     YEAR         PERIOD                                        (Billions of BTUs)




                              CHUBU     KANSAI    KYUSHU    NIPPON    OSAKA     TOHO

    TOTAL
                              ELECTRIC  ELECTRIC  ELECTRIC  STEEL     GAS       GAS



     1977 Oct. 18-Dec. 31     6,079.70  1,957.78  1,641.03  1,547.77  7,081.48       -
18,307.76
     1978 Full Year             54,792  29,389    37,149    29,387    39,741         -
190,458
     1979 Full Year             71,650  67,459    69,063    30,293    45,801         -
284,266
     1980 Full Year             87,848  108,520   77,516    31,004    54,260         -
359,148
     1981 Full Year             87,850  124,023   77,515    31,006    59,427         -
379,821
     1982 Full Year             87,850  124,023   77,515    31,006    67,179         -
387,573
     1983 Full Year            117,050  141,543   83,355    31,006    67,179         -
440,133
1984-1986 Each Full Year       117,050  132,783   86,275    31,006    67,179         -
434,293
1987-1997 Each Full Year       111,210  132,783   80,435    28,066    67,179     2,940
422,613
     1998 Full Year            111,210  132,783   80,435         -    67,179     2,940
394,547
     1999 Full Year            111,210  132,783        -         -    67,179         -    311,172


/TABLE

     The above Fixed Quantities are subject to adjustment as provided in Section 7.3 (a). After giving effect to any such adjustment the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted, and the respective obligations of Seller to sell and deliver, and each Buyer to purchase, receive and pay for, or pay for if not taken, Fixed Quantities of LNG in any Fixed Quantity Period, shall apply to the applicable Fixed Quantities as so adjusted.
     (b) In the event Seller is able to obtain an extension of Dedicated Vessel availability, Seller shall so advise each Buyer and, if Seller and Buyer mutually agree in writing, additional Fixed Quantity Periods for such Buyer may be designated to continue during such extended Dedicated Vessel availability. During such additional Fixed Quantity Periods, Seller shall sell and deliver and such Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, such quantities of LNG as shall have been designated as Fixed Quantities for such Fixed Quantity Periods by mutual agreement of Seller and Buyer.
     7.2  Single-Port Cargoes: Reallocation of Cargoes: Rate of
Deliveries
     (a) All deliveries of LNG by Seller and receipt thereof by a Buyer shall be made in fully loaded LNG Tanker lots comprised solely of LNG from the Arun Facility or the Badak Facility and, except as provided in paragraph (c) below, each LNG Tanker shall be unloaded at a single Receiving Facility in Japan.

          (b) Each Buyer, upon appropriate notice to Seller, may reallocate all of an LNG Tanker cargo from one Buyer to another Buyer and/or from one Receiving Facility to another, and also may reallocate any part of an LNG Tanker cargo from one Buyer to another within one Receiving Facility.
     In case of such reallocation, the ownership of such cargo or part thereof shall be transferred directly from Seller to the new Buyer in place of the original Buyer, but the respective Fixed Quantities of the Buyers concerned shall not be changed and the cargo in question shall be deemed to be received by the original Buyer in connection with its take or pay obligations under Section 7.3(a).
     Each such reallocation shall be documented in a form to be established by Seller and Buyers, executed by the original Buyer and the Buyer which will actually receive the cargo, which document will provide that the receiving Buyer will assume and be responsible to Seller for performance of the obligations of the original Buyer in respect of such cargo, and that such cargo is deemed to be taken by the original Buyer in connection with its take or pay obligations under Section 7.3(a).
     Buyers will exercise the right to reallocate cargoes in a manner that will not materially disrupt the shipping schedules.

     (c) In addition to paragraph (b) above, upon reasonable advance notice to Seller from the Buyer concerned, in case of emergency, Seller and Buyers may reallocate all or any part of an LNG Tanker cargo from one Receiving Facility to another, if such change would not materially disrupt the shipping schedules.

     (d) Within each Fixed Quantity Period the quantities to be delivered by Seller and received by each Buyer from the Indonesian Facilities shall be delivered at rates and intervals and in quantities which are reasonably constant over the course of such Fixed Quantity Period and give effect to the maintenance, downtime and shipping schedules provided for in Article 12, so as to assure, as nearly as possible, continuous full utilization of the LNG Tankers, even production rates of each of the Indonesian Facilities, and even rates of deliveries at each Buyer's Receiving Facility.
     7.3  Buyer's Obligation to Take or Pay
     (a) If, during any Fixed Quantity Period, any Buyer should fail to take the full Fixed Quantity applicable thereto, such Buyer shall pay Seller, at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period, for the quantities of LNG required to be purchased but which were not taken by such Buyer during such Fixed Quantity Period (any such quantity deficiency being called a "Quantity Deficiency"), subject, however, to paragraphs (b), (c) and (d) below and the following:

     (i) If, after taking into account all adjustments provided for in this Section 7.3 including any Allowance that has been exercised, there remains a Quantity Deficiency for a Buyer at the end of any Fixed Quantity Period, such Buyer may carry forward and add to the Fixed Quantity for the next succeeding Fixed Quantity Period:
          (A) the full amount when such Quantity Deficiency amounts to less than a full LNG Tanker cargo lot; or

          (B) any fractional portion of a cargo when the Quantity Deficiency exceeds one fall LNG Tanker cargo lot.

          Amounts so carried forward shall not be included in such Quantity Deficiency.
     (ii) If, at the end of any Fixed Quantity Period, a Buyer has purchased and received quantities of LNG hereunder in excess of the Fixed Quantity of such Buyer for such Fixed Quantity Period other than Make-Up LNG, Make-Good LNG, or Restoration Quantities, the excess shall be applicable to reduce the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period.
     (b) The obligation (set forth in paragraph (a) above) of each Buyer with regard to any Fixed Quantity Period to pay for Fixed Quantities not taken shall be reduced by the quantity of LNG which such Buyer was unable to purchase because of an event of force majeure as defined in Article 15 affecting either Seller or such Buyer or because of Seller's failure for any other reason to make such quantity available for sale in accordance with this Contract.
     (c) In calculating the quantity of LNG delivered by Seller and purchased by a Buyer for each Fixed Quantity Period, quantities delivered and purchased within the first seven (7) days of the next following Fixed Quantity Period shall be included, provided such quantities were scheduled in the Annual Program for the Fixed Quantity Period with respect to which the calculation is being made.
     (d) The obligation of a Buyer pursuant to paragraph (a) above to pay for quantities not taken may be reduced by the exercise of an Allowance as follows:

          (i) Each Allowance must be exercised by notice in writing given to Seller by Buyers' Coordinator, which will act as agent for Buyers in connection with the exercise of all Allowances. A notice of the exercise of an Allowance given by Buyers' Coordinator shall be deemed to have both the authority of the Buyer on whose behalf it is expressed to be given (the "Exercising Buyer") and the consent of all other Buyers. No purported direct exercise of an Allowance by a Buyer shall be valid. A notice of exercise of an Allowance must be received by Seller on or before January 12 of the year following the Fixed Quantity Period in respect of which such Allowance is exercised.

          (ii) Each notice of exercise of an Allowance shall specify the ExercisingBuyer and the quantity of LNG by which such Buyer's obligation to take and/or pay during the relevant Fixed Quantity Period is to be reduced.

          (iii) No Allowance can be exercised which would result in the aggregate Allowances then outstanding for all Buyers being in excess of 21,131 billion BTUs; provided, however, that, without accelerating the Make-Good Obligation for any Allowance(s) exercised in an earlier year, the limit on aggregate Allowances outstanding for all Buyers shall be reduced during the 1998 and 1999 Fixed Quantity Periods to five percent (5%) of the total Fixed Quantities for all Buyers for the relevant of such Fixed Quantity Periods. Subject to the provisions of subparagraph
                    (viii) below, an Allowance (or portion
                    thereof) is outstanding until either the Make-Good Obligation pursuant to subparagraph
                    (iv) below is satisfied, or payment in
                    respect thereof is made pursuant to
                    subparagraph (vi) below.

          (iv) Each Allowance shall be made good in full (even if it amounts to a fractional portion of a full cargo lot) by the purchase of an equal quantity of LNG excess of Fixed Quantities ("Make-Good LNG") within a period ("Allowance Restoration Period") commencing January 1 of the year following the Fixed Quantity Period in relation to which such Allowance was exercised and ending with the earlier of the expiration of five (5) calendar years or the expiration of three (3) months following the end of the last Fixed Quantity Period for the Buyer concerned. No Buyer may satisfy a Make-Good Obligation or any part thereof during a Fixed Quantity Period until it shall first have taken its Fixed Quantity for such Fixed Quantity Period. If a Buyer has more than one Allowance outstanding the Make-Good Obligations in respect thereof shall be satisfied in the same chronological order in which such Allowances were exercised. One or more Buyers may satisfy the Make-Good Obligation with respect to an Allowance exercised by another Buyer.

          (v) Every request for Make-Good LNG shall be made by Buyers' Coordinator on behalf of a named Buyer in accordance with Section 12.1 and shall specify the Allowance to which it relates. Each such request shall be deemed to have the authority of the named Buyer and, if the named Buyer is not the Fxercising Buyer, of the Exercising Buyer.

          (vi) If at the expiration of the Allowance Restoration Period a Make-Good Obligation has not been satisfied in full, the Exercising Buyer (whether or not a Buyer other than the Exercising Buyer was named in any relevant request for Make-Good
                    LNG) shall pay for any unsatisfied portion of the Make-Good Obligation at the Contract Sales Price in effect as of the last day of such Allowance Restoration Period. The Buyer shall have the right to request Make-Up LNG pursuant to Section
                    7.5 with respect to any such payment.

          (vii) Seller shall not be obligated to reserve any LNG production or shipping capacity for the purposes of permitting Buyers to satisfy
                    Make-Good Obligations.

          (viii) In the event that Buyers' Coordinator requests quantities of LNG to satisfy a Make-Good Obligation on behalf of a Buyer or Buyers which Seller is unable to make available for any reason, including force majeure, the following provisions shall apply:

              (A) The Exercising Buyer shall be relieved from the obligation pursuant to subparagraph (vi) above to pay for such requested quantities as of the expiration of the Allowance Restoration Period relating thereto, except in the case where subparagraph (viii)(C) below requires such payment;

              (B) Such requested quantities shall be deemed not outstanding for the purposes of subparagraph
                    (iii) above until Seller shall (whether
                    during or after the Allowance Restoration
                    Period) have offered the same to such Buyer but shall then be outstanding if such Buyer does not accept such offer; any change in the quantity outstanding due to a failure to accept such an offer shall not result in an acceleration of any then outstanding Make-Good Obligations; and

              (C) Such requested quantities shall be scheduled for delivery at any time prior to the expiration of three (3) months following the last Fixed Quantity Period for the Buyer having the Make-Good Obligation as mutually agreed by Seller and such Buyer. If such requested quantities have not been scheduled as of the end of the last Fixed Quantity Period and should Seller be unable to deliver such requested quantities during the three
                    (3) months following the last Fixed Quantity
                    Period, Buyer shall have no further
                    obligation in respect thereof.   If Seller
                    gives Buyer reasonable notice that such
                    requested quantities are available during such three-month period but Buyer does not take such quantities, Buyer shall then make the payment required under subparagraph (vi) above.
     (e) (i) The Transportation Element of the Contract Sales Price payable for quantities required to be paid for but not taken pursuant to paragraph (a) above (the "Take-or-Pay Transportation Amount") shall be reduced by an amount equal to the demurrage payments made by such Buyer during such calendar year under Section 4.4(a) if and to the extent that corresponding demurrage payments by Seller under Section 9.1 of the Transportation Agreement result in a credit against the Required Minimum Payment by Seller for such calendar year under
              Section 4.2.(e) of the Transportation Agreement.

          (ii) To the extent the amount of demurrage allowable to reduce the Take-or-Pay Transportation Amount for any Buyer under paragraph (i) above exceeds the Take-or-Pay Transportation Amount of such Buyer, such excess shall be allocated among those Buyers that have a Take-or-Pay Transportation Amount remaining after the application of paragraph (i) above in proportion to each such Buyer's share of the total remaining obligation to pay Take-or-Pay Transportation Amounts and, as so allocated can be used by such Buyers to further reduce their respective Take-or-Pay Transportation Amounts.

     7.4  Allocation of Deliveries between Buyers and Other
     Purchasers
     (a) Whenever deliveries of LNG by Seller under this Contract must be reduced by reason of an event or circumstance of force majeure as defined in Article 15 affecting Seller's ability to produce or load LNG from either the Arun Facility or the Badak Facility, an allocation of quantities then available for sale from the Indonesian Facility so affected will be made between Buyers and other purchasers of LNG from such Indonesian Facility. At such times the total quantities available for sale from such Indonesian Facility shall be allocated among the purchasers therefrom (including the Buyers) pro rata in the ratio of their respective quantities which are eligible for allocation as provided below. The quantities eligible for such allocation shall, as to Buyers, be the portion of the Fixed Quantities to be purchased hereunder during the period of such force majeure from such Indonesian Facility so affected (such portion to be determined by multiplying the Fixed Quantities for such period by the percentage of the total quantities scheduled for delivery in the Annual Program for the Fixed Quantity Period during which the event or circumstance of force majeure first occurred which are to be delivered from the Indonesian Facility so affected) and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from such Indonesian Facility so affected during the period of such force majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG from such Indonesian Facility over a term of at least fifteen
     (15) years.
          (b) If such an event of force majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in paragraph (a) above, but is of such an extent as to prevent Seller from producing and loading all Make-Up LNG, Make-Good LNG and Restoration Quantities scheduled for delivery from the Indonesian Facility so affected to Buyers and equivalent quantities scheduled for delivery from such Indonesian Facility to other purchasers under LNG sales contracts providing for deliveries over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyers and such other purchasers in proportion to the respective quantities so scheduled.

     7.5  Take-or-Pay Make-Up
     If pursuant to Section 7.3(a) or Section 7.3(d)(vi) a Buyer shall have paid for any quantity of LNG which was not taken by such Buyer ("Take-or-Pay Quantity"), then in any subsequent year the said Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG ("Make-Up LNG") (to the extent not previously made up). A Buyer may request Make-Up LNG by lgiving written notice to Seller as provided in Section 12.1. If, during any year for which Make-Up LNG has been requested, (i) Seller has uncommitted quantities of LNG available for such purpose, (ii) Seller has available LNG Tanker capacity which may be used to transport such Make-Up LNG, and (iii) such Buyer shall have first taken and paid for its Fixed Quantity for such year, then Seller shall sell and deliver to such Buyer the quantity of Make-Up LNG requested; provided, however, that after the expiration of three
(3) months following the end of the last Fixed Quantity Period for the Buyer concerned such Make-Up LNG shall only be made available if either: Seller has at the time uncommitted shipping capacity available for the purpose, or the Buyer provides transportation. A Buyer's right to purchase Make-Up LNG under this Section 7.5 shall expire on December 31, 2000 unless such Buyer shall have requested Make-Up LNG during the year 2000 and Seller shall have had insufficient uncommitted LNG to meet such request. In such circumstances, the parties shall consult to agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Takeor-Pay Quantity not made up by December 31, 2000. Each Buyer shall pay for Make-Up LNG at the Contract Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of all or that part of the Take-or-Pay Quantity being made up by such sale. Take-or-Pay Quantities shall be made up, and prior payments applicable thereto applied, in the same chronological order in which such quantities accrued.
     7.6  Force Majeure Deficiency
     If during any Fixed Quantity Period or Fixed Quantity Periods all or any portion of the Fixed Quantity of LNG required to be taken by any Buyer therein is not delivered by Seller or taken by such Buyer by reason of force majeure as defined in
Article 15 (any such quantity not taken for such reason being called a "Force Majeure Deficiency"), Seller and the Buyer or Buyers concerned shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and the Buyer or Buyers purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period for such Buyer(s) concerned. The restoration quantities so agreed ("Restoration Quantities") will be scheduled for delivery pursuant to Article 12 at the mutual convenience of the parties. Such Restoration Quantities shall be subordinate to Make-Good LNG requested pursuant to Section 7.3(d) and Make-Up LNG requested pursuant to
Section 7.5.
     7.7  Allocation for Make-Good LNG, Make-Up LNG and
Restoration Quantities
     Whenever Make-Good LNG is requested under Section 7.3(d), MakeUp LNG is requested under Section 7.5 and/or Restoration Quantities are requested under Section 7.6 by a Buyer or Buyers, and quantities are requested for similar purposes by other purchasers from one or both of the Indonesian Facilities under contracts which provide for sales of LNG over a term of at least fifteen (15) years, and uncommitted quantities of LNG are not available from such Indonesian Facilities to meet all such requests, then the quantities of LNG which are available from such Indonesian Facilities for such purposes shall be allocated, as between such Buyer or Buyers on the one hand and such other purchasers on the other hand, based on the proportion of the contract quantities of each requesting purchaser to the total of the contract quantities of all of the requesting purchasers.
     7.8 Order of Priority of Make-Good LNG and Make-Up LNG Make-Good LNG requested under Section 7.3(d) and Make-Up
LNG requested under Section 7.5 shall be delivered in the priority specified by Buyers' Coordinator.
                     ARTICLE 8 - CONTRACT SALES PRICE


     8.1  Formula Calculation of Price

     The initial contract sales price applicable, as of December
3, 1973, to
the quantities of LNG to be sold and delivered at the Delivery Point, and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by a Buyer under this Contract, expressed in United States Dollars per million British Thermal Units (U.S.S/MMBTU), shall be U.S.$1.29 (the "Initial Contract Sales Price"), of which U.S.$O.30 is the deemed cost of transportation (the "Transportation Element") and the balance of U.S.$O.99 is the LNG element (the "LNG Element").
     The Transportation Element and the LNG Element are subject to adjustment from time to time according to the following provisions of this Article 8, and the sum thereof as adjusted and in effect at any time shall be the contract sales price (the "Contract Sales Price") which is in effect hereunder at such time.

     8.2  LNG Element
     The LNG Element included in the Contract Sales Price as adjusted from time to time shall always be the higher of the two values calculated under paragraph (a) (the "Minimum LNG Element") and paragraph (b) (the "Market Value LNG Element") below. Such adjustments of the Contract Sales Price by reason of a chance in the LNG Element shall be calculated and made at the times and in the manner hereinafter specified:

     (a) A Minimum LNG Element calculation shall be made annually, as of the first day of January of each year commencing with January 1, 1975, in accordance with the following formula:
     Pn = Po ( 1 + 0.03 )n
in which

     Pn = the Minimum LNG Element (as expressed in U.S.$/MMBTU).
     Po = the LNG Element (U.S.$O.99) included in the Initial
Contract Sales Price.
     n = 1 on January 1, 1975 and one higher whole number on each subsequent January 1.

If the Minimum LNG Element calculated as of any January 1 is higher than the Market Value LNG Element (as last calculated pursuant to paragraph (b) below, including calculation as of such January 1), then the Contract Sales Price shall be LNG Element therein adjusted as of such January 1 by including such Minimum LNG Element therein as the LNG Element.

(b) A Market Value LNG Element calculation shall be made as of the first day of January of each year commencing with January 1, 1975, and thereafter as of each effective date on which either:
(i) the realized export prices of more than one of the field classifications of Indonesian crude oils sold by Pertamina shall have changed from the respective prices therefor included in the last preceding calculation made pursuant to this paragraph (b); or (ii) two or more field classifications of such crude oils shall have been added to or deleted from the crude oils being sold by Pertamina, since the date of the last preceding calculation made pursuant to this paragraph (b); in each case such calculation to be made in accordance with the following formula:
     PA =  9  Po -      A      +  1  Pn
              10      U.S.$6.00      10

in which

     PA   =   the Market Value LNG Element (as expressed in
              U.S.$/MMBTU).

     Po   =   the LNG Element (US $O.99) included in the
              Initial Contract Sales Price.

     A    =   the arithmetic average of the realized export
              prices in U.S. Dollars per barrel, f.o.b.
              Indonesia, of all Indonesian crude oils then being sold by Pertamina, except such prices for spot sales.

     Pn   =   Pn as then in effect under paragraph (a) above.

     Satisfactory procedures for verifying changes in the realized export prices of all Indonesian crude oils shall be agreed upon by Buyers and Seller in a separate memorandum.

     If the Contract Sales Price in effect immediately prior to the date of such calculation of the Market Value LNG Element would change by including such recalculated Market Value LNG Element as the LNG Element therein, then the Contract Sales Price shall be adjusted as of and from such date by so including such Market Value LNG Element, provided that no such adjustment shall use an LNG Element which is less than the Minimum LNG Element calculated as of the January 1 which coincides with or last precedes the date of such adjustment.
     8.3  Transportation Element.
     The Transportation Element included in the Contract Sales Price as adjusted from time to time shall initially be the Transportation Element included in the Initial Contract Sales Price, as specified in Section 8.1, and shall later be as adjusted from time to time pursuant to this Section 8.3, provided that during any period that Substitute LNG Tankers are employed by Transporter, the Transportation Element shall be calculated as provided in Section 8.4. The Transportation Element will be adjusted according to the formula set forth below, and as adjusted will be effective as of the following dates:
     (i) annually as of each April 1, on account of adjustment of Operating Costs, which adjustment is to be made based on a written statement of the estimated average per vessel Operating Costs of Dedicated Vessels; and

     (ii) as of each other date on which a Substitute LNG
          Tanker enters or leaves service if the freight rate payable for such Substitute LNG Tanker is higher or lower than the freight rate applicable to a Dedicated Vessel, or on which a Dedicated
          Vessel enters or leaves service if immediately preceding such event any such Substitute LNG
          Tanker was in service.

     Each adjustment of the Transportation Element shall be calculated according to the following formulas:
     TEx = Tx-Y
     Tx = T(x-l) . CFx
                    CF(x- 1)

in which:

     TEx  =   the adjusted Transportation Element (as expressed
in U.S.$/MMBTU).

     TX   =   the adjusted transportation factor (as expressed
in U.S.$/MMBTU).

     Y    =   U.S.$O.0212/MMBTU, the amount of sharing by
Seller.
     T(x-l)   =     the initial transportation factor
                    (U.S.$O.3624 in the case of the first
                    adjustment) or Tx as last determined to be the adjusted transportation factor under this
                    Section 8.3 (in the case of each subsequent adjustment).

     CFx  =   the total amount in U.S. Dollars which Seller is
              required to pay Transporter for transportation of the total quantities of LNG which, Seller and Transporter have agreed in Exhibit A to the Transportation Agreement (without prejudice to the right of Seller in its discretion to vary the proportion of the quantities of LNG to be delivered from the Arun Facility or the Badak
              Facility), will be shipped during the period of twelve (12) full calendar months which commences as of the date of the adjustment being calculated
              (or as of the first day of the next month, if the adjustment date is not the first day of the month), giving effect to the increased or decreased transportation costs per vessel which become effective as of the Transportation Element adjustment date.

     CF(x-1)   =    the total amount in U.S. Dollars which Seller
                    would have been required to pay Transporter for transportation of the same total quantities of LNG during the same twelve month period used in CFx, if no change in transportation costs per vessel had occurred from the level reflected in the last
                    Transportation Element adjustment.

     As of the date of each adjustment of the Transportation Element, the Contract Sales Price shall be adjusted by including therein the adjusted Transportation Element. In connection with each adjustment of the Transportation Element, Seller shall furnish to Buyers such available accounting and other data as may reasonably be required by Buyers to establish the basis upon which and the manner in which such adjustment is calculated. Seller shall permit Buyers to review the reasonableness of the current year estimated Operating Costs and prior year results in conjunction with Seller's review as provided for in the Transportation Agreement shall use its best efforts to provide Buyers full access to periodic review procedures of Transporter's operation established thereunder, and, in consultation and agreement with Buyers, shall appoint independent auditors to audit Transporter's Operating Costs pursuant thereto. Seller, independently, or at Buyers' request, shall challenge the inclusion of any unreasonable or unjustified item or amount that affects the freight rate under the Transportation Agreement. Should the Transporter persist in including the challenged amount, Seller and Buyers shall consult on the course of action to be followed.

     8.4  Substitute LNG Tanker Adjustment

     Whenever a Substitute LNG Tanker is in service at a cost to Seller different from the cost of a Dedicated Vessel, the Transportation Element shall be calculated as follows:

     (A) determine a transportation factor for each such Substitute LNG Tanker using following formula:
     TF = Tx  . SFx
                 CFx

     where:
     TF   =   transportation factor.

     Tx   =   the current value of Tx as calculated under
Section 8.3.

     CFx  =   the current value of CFx as calculated under
Section 8.3.

     SFx  =   the total amount in U.S. Dollars that would be
              paid if the same quantities used to calculate CFx were transported at the unit cost at the Substitute LNG Tanker, but the cost of the Substitute LNG Tanker shall be adjusted to exclude any payments by Seller related to non-utilization (unless caused by one or more
              Buyers) and to credit any other amounts received by Seller in connection with the unavailability of a Dedicated Vessel.

     (B) The Transportation Element shall be determined by using an adjusted Tx, calculated as the average of Tx determined for Dedicated Vessels under Section 8.3 (weighted by the number of Dedicated Vessels in service) and the transportation factor of each Substitute LNG Tanker in service.

                       ARTICLE 9 - TRANSFER OF TITLE

     The LNG to be sold by Seller and purchased by each Buyer hereunder shall be delivered to such Buyer into its Receiving Facility at an Unloading Port. Delivery shall be deemed completed and title and risk of loss shall pass from Seller to such Buyer as the LNG reaches the Delivery Point.

                    ARTTCLE 10 - INVOICES AND PAYMENTS

     10.1 Invoice and Cargo Documents
          Promptly after completion of unloading of a LNG Tanker, Seller, or its representative, shall furnish to the receiving Buyer, or its representative, a certificate of volume unloaded together with such other documents concerning the cargo as may be reasonably requested by Buyers for the purpose of Japanese customs clearance. The receiving Buyer shall complete laboratory analysis to determine quality and BTU content of the LNG as soon as possible but not later than forty-eight (48) hours after the completion of unloading.

     Promptly upon completion of such analysis, Seller or its representative shall by telex or telegram to the receiving Buyer an invoice, stated in U.S. Dollars, in the amount of the Contract Sales Price for the number of BTUs delivered. At the same time Seller shall send to the receiving Buyer a signed copy of the invoice together with relevant documents setting forth the basis for the calculation thereof.
     If the receiving Buyer has not completed the above mentioned quality and BTU analysis within the forty-eight hour period mentioned above, Seller may furnish a provisional commercial invoice based upon the typical BTU content and typical mole composition analysis of LNG then being delivered to Buyer, and such provisional invoice shall be payable on the due date specified in Section 10.3 subject only to any later adjusting payment which may be called for when the aforesaid analysis has been completed.

     10.2 Other Invoices
     In the event any amount is due from any Buyer to Seller, including, without limitation, amounts payable pursuant to
Section 7.3(a) on account of Fixed Quantities of LNG required to be purchased but which were not taken by such Buyer, Seller shall furnish or cause to be furnished to such Buyer an invoice therefor and relevant documents showing the basis for the calculation thereof. The procedure set forth in Section 10.1 for sending a copy of such invoice by telex or telegram may be followed.


     10.3 Invoice Due Dates, etc.
     Each invoice for LNG delivered to a Buyer referred to in
Section 10.1 shall become due and payable by such Buyer on the fifth (5th) Business Day in Japan after the date on which the telex/telegraphic copy of such invoice has been received by such Buyer in Japan. For this purpose a telex/telegraphic copy of an invoice shall be deemed received by Buyer in Japan on the next Business Day in Japan following the day on which it was sent.
     Each other invoice to a Buyer referred to in Section 10.2 shall become due and payable by such Buyer within twenty (20) calendar days after the date of such Buyer's receipt of such invoice in Japan.
     If any invoice due date is not a Business Day in Japan, such invoice shall become due and payable on the next day which is a Business Day in Japan.
     In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear interest from the due date until paid, at an interest rate, compounded annually, two percent (2%) greater than the rate or rates being charged during the period of delinquency by Citibank, N.A., New York, New York, to its prime commercial customers for 90-day loans, except that any portion of the invoice representing payment due Transporter under the Transportation Agreement shall bear interest at a rate one percent (1%) greater than such prime commercial rate. Such interest rates shall be adjusted up or down as the case may be, to reflect any changes in the aforesaid prime rate as of the dates of such changes in the prime rate. In the event that Citibank, N.A shall for any reason cease quoting a prime rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said prime rate.
     10.4 Payment
     Each Buyer shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by such Buyer pursuant to any invoice issued hereunder to a bank account or accounts in the United States to be designated by Seller. Buyer shall not be responsible for such bank's disbursement of amounts remitted by Buyer to such bank, and Buyer's deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each remittance from a Buyer to such bank which represents amounts payable for LNG delivered from the Arun Facility or for LNG required to be purchased but not taken from the Arun Facility shall be so designated by such Buyer based on Seller's invoice at the time of such remittance. Each remittance from a Buyer to such bank which represents amounts payable for LNG delivered from the Badak Facility or for LNG required to be purchased but not taken from the Badak Facility shall be so desipated by such Buyer based on Seller's invoice at the time of such remittance. Each payment by a Buyer of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason including without limitation Japanese taxes, exchange charges or bank transfer charges.

     Transfer of funds to the bank in the United States effected from Japan before the close of business in Japan on or before the due date of any invoice shall be deemed timely payment notwithstanding that such U.S. bank cannot credit such transfer as ready funds for a period of up to fourteen (14) hours by reason of the time difference between Japan and the United States, or for one or more days which are not banking days in the United States.

     10.5 Seller's Rights Upon Buyers' Failure to Make
Payment

     If payment of any invoice for quantities of LNG delivered hereunder or for Fixed Quantities of LNG not taken and for which a Buyer is obligated to pay pursuant to this Contract is not made within sixty (60) days after the due date thereof, Seller shall be entitled, upon living thirty (30) days written notice to such Buyer, to suspend subsequent deliveries to such Buyer until the amount of such invoice and interest thereon has been paid, and such Buyer shall not be entitled to any make-up rights in respect of such suspended deliveries. If any such invoice is not paid within one hundred and twenty (120) days after the due date thereof, then, subject to the further provisions of this Section 10.5, Seller shall have the right, at Seller's election, upon not less than eighty (80) days notice to Buyer or Buyers, as the case may be, to exercise either of the following options:
     (i) Seller may terminate this Contract in respect of the defaulting Buyer only, in which event this Contract shall continue in effect between Seller and the other Buyers just as though the defaulting Buyer had never been a party and the quantities of LNG to be purchased and received by such defaulting Buyer had never been included in this Contract; or

     (ii) Seller may terminate this Contract in its entirety as to Buyers, unless prior to such termination, arrangements shall have been made which are satisfactory to Seller, for the payment of all amounts owed Seller by the defaulting
          Buyer, and for the assumption of the LNG quantity and other obligations of the defaulting Buyer under this Contract by one or more Buyer(s) not defaulting.

Termination by Seller under clause (i) or (ii) above shall become effective upon receipt by each Buyer of notice from Seller to such effect. Any such termination shall be without prejudice to any other rights and remedies of Seller arising hereunder or by law or otherwise including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such termination or by reason of such default by a Buyer or Buyers.

     10.6 Disputed Invoices

          In the event of disagreement concerning any invoice, the Buyer shall make provisional payment of the total amount thereof and shall immediately notify Seller of the reasons for such disagreement, except that:
     (i) in the case of obvious error in computation Buyer shall pay the correct amount disregarding such error; and

     (ii) in the case of any disputed invoice for demurrage incurred at an Unloading Port, Buyer's provisional payment shall be ninety percent (90%) thereof or such greater amount as is not disputed by Buyer.

Invoices may be contested by Buyer or modified by Seller, only if, within a period of ninety (90) days after Buyer's receipt thereof, Buyer serves on Seller notice questioning their correctness. If no such notice is served, invoices shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer to the other, as the case may be.

                           ARTICLE ll - QUALITY

     11.1 Gross Heating Value

          The LNG when delivered by Seller to Buyers shall have, in gaseous state, a Gross Heating Value of not less than 1070 BTU per Standard Cubic Foot and not more than 1170 BTU per Standard Cubic Foot. The expected range will be between 1110 and 1165 BTU per Standard Cubic Foot.

     11.2 Components

          The LNG delivered by Seller to Buyers shall, in a gaseous state, contain not less than eighty-five molecular percentage (85 MOL%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:

     A.   Nitrogen (N2), 1.0 MOL%.
     B.   Butanes (C4) and heavier, 2.00 MOL%.
     C.   Pentanes (C5) and heavier, 0.10 MOL%.
     D.   Hydrogen sulfide (H2S), 0.25 grains per 100 Standard
Cubic Feet
          (0.25 grains/100scf).
     E.   Total sulfur content, 1.3 grains per 100 Standard Cubic
Feet (1.3 grains/100scf).

          Although the LNG which Seller delivers to Buyers is permitted to contain the sulfur concentrations shown in clauses D and E above, under normal operating conditions at the Indonesian Facilities, Seller would expect such concentrations to be materially less.
              ARTICLE 12 - PROGRAMMING AND SHIPPING MOVEMENTS

     12.1 Annual Programs
          (a) Not later than ninety (90) days prior to the beginning of each calendar year, Seller shall give written notice to Buyers of the anticipated quantities of LNG to be available for delivery hereunder from the Arun Facility and the Badak Facility, respectively, in each calendar quarter of the next calendar year, taking into consideration the projected capacity of each of such Indonesian Facilities. On or before October 15 of each year in which such notice is given, each Buyer shall advise Seller in writing of the quantities such Buyer wishes to take during each calendar quarter of the following year, specifying the amount of any Make-Up LNG requested pursuant to
Section 7.5 and any Restoration Quantities in excess of Fixed Quantities requested pursuant to Section 7.6. In addition, by October 15 of each year Buyers' Coordinator shall request any Make-Good LNG pursuant to Section 7.3 (d).

     Seller and Buyers shall thereupon consult together and agree by December 1st of the same year upon a programming schedule of quantities to be delivered from each of such Facilities to each Receiving Facility during each calendar month during the following year (the "Annual Program"), which shall take into consideration the anticipated capacity of the parties' respective facilities, the Coordinated Maintenance Schedule and the shipping schedules. Such Annual Program and the Ninety-Day Schedules referred to below (and any revisions thereof) are intended to assist the parties in planning their respective operations during the periods involved. The content of the Annual Program and Ninety-Day Schedules shall not reduce the entitlement of any party during any Fixed Quantity Period to sell, deliver and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under Article 7 to be sold, delivered and paid for during such Fixed Quantity Period. Seller and Buyers will each take all appropriate steps to carry out each Annual Program and Ninety-Day Schedule.

     (b) An Annual Progam shall be amended to reflect a request for:

          (i) Make-Good LNG relating to an Allowance exercised in respect of the immediately preceding year;

          (ii) Make-Up LNG relating to a Take-or-Pay Quantity paid for in respect of the immediately preceding year; or

          (iii) Restoration Quantities relating to a Force Majeure Deficiency arising in respect of the immediately preceding year;
provided that the requested LNG and the necessary transportation are available and such request is received by Seller not later than January 15 of the year to which such Annual Program relates.

     12.2 Ninety-Day Schedules
          Not later than the fifteenth (15th) day of each calendar month, Seller shall, after discussion with each Buyer, deliver to each Buyer a three-month forward plan of delivery (the "Ninety-Day Schedule"), which follows the applicable Annual Progam as nearly as practicable and sets forth by voyages and the projected dates thereof the pattern of shipments forecast for each of the next three (3) calendar months. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from prior Ninety-Day Schedules so as to maintain as far as practicable the scheduled shipments forecast in the Annual Program.

     12.3 Maintenance and Inspection Coordination

          Not later than ninety (90) days prior to the beginning of each calendar year, Seller and Buyers shall consult and agree on a program designed to coordinate the anticipated scheduled maintenance and inspection downtime during that calendar year of the Receiving Facilities of each Buyer, the anticipated scheduled downtime of each of the Indonesian Facilities and the maintenance schedules of the LNG Tankers. Such program (the "Coordinated Maintenance Schedule") will be devised so as to minimize the collective impact of such downtime and maintenance periods on the continuous delivery of LNG hereunder.

                    ARTICLE 13 - MEASUREMENTS AND TESTS

     13.1 Parties to Supply Devices
          Seller shall supply, operate, and maintain or cause to be supplied, operated, and maintained suitable gauging devices for the LNG tanks of the LNG Tankers, density, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG Tankers or customarily maintained on shipboard.
     Each Buyer shall supply, operate, and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are incorporated in land structures or customarily maintained at Receiving Facilities.
     13.2 Selection of Devices

          All devices provided for in this Article 13 shall be compatible with the specifications of the LNG Tankers. Such devices shall be chosen by mutual agreement of the parties and shall be such that at the time of selection are the most accurate and reliable devices in their practical application. The required degree of accuracy of such devices selected shall be mutually agreed upon and verified by Buyers and Seller, in advance of their use, and at the request of either Buyer or Seller such degree of accuracy shall be verified by an independent surveyor mutually agreed upon by such Buyer and Seller.

     13.3 Units of Measurement and Calibration

     The parties will cooperate closely in the design,
selection, and acquisition of devices to be used for measurements and tests under this Article 13, in order that to the maximum extent possible, all measurements and tests may be conducted either in American units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the parties shall establish mutually agreeable conversion tables, or, if they are unable to agree, such tables may be established by the procedures provided for resolution of disputes on measurement and testing in Section 13.11. Measurement devices shall be calibrated as follows:
Measurement             American Units      Metric Units

Volume                  Cubic feet          Cubic meters

Temperature             Degrees Fahrenheit  Degrees Centigrade

Pressure                Pounds per square   Kilograms per square
                        inch or inches of   centimeter or
                        mercury             millimeters of
                                            mercury

Length                  Feet                Meters

Weight                  Pounds              Kilograms

Density                 Pounds per cubic    Kilograms per cubic
                        foot                meter


    13.4 Tank Gauge Tables of LNG Tankers

         Seller shall provide each Buyer, or cause each Buyer to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by the U.S. Bureau of Standards at Washington, D.C., the Nippon Kaiji Kentei Kyokai (Japan Marine Surveyors and Sworn Measurers' Association), or other competent impartial authority mutually agreed upon by the parties. Such tables shall include correction tables for list, trim, tank construction, and any other items requiring such tables for accuracy of gauging. Seller and Buyers shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to cause a prudent expert reasonably to question the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), any Buyer or Seller may require recalibration of such LNG tanks during any period when the LNG Tanker is out of service for scheduled inspection or repairs. Upon recalibration of the LNG tanks of the LNG Tankers, the same procedures used to provide the original tank gauge tables will be used to provide revised tank gauge tables based upon the recalibration data. The calibration of tanks provided for in this Section 13.4 shall constitute the only calibration required for purposes of this Contract.

    13.5 Gauging and Measuring LNG Volumes Delivered

         Volumes of LNG delivered pursuant to this Contract shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after unloading.
    Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature, vapor pressure, and liquid density in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by Seller before and after unloading.

    The first gauging and measurements shall be made immediately before the commencement of unloading. The second gauging and measurements shall take place immediately after completion of unloading.

    Copies of gauging and measurement records shall be furnished to Buyer.

    A.   Gauging the Liquid Level of LNG

         The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.

    B.   Determination of Temperature

         The temperature of the LNG and of the vapor space in each cargo tank shall be measured by Seller by means of a sufficient number of properly located temperature measuring devices, to permit the determination of average temperatures. Temperatures shall be logged or printed.

    C.   Determination of Pressure

         The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers.

    D.   Determination of Density

         Density of the LNG shall be determined by Seller either by computation or by measurement, as mutually agreed to by the parties. Initially the density of the LNG will be computed by the method described in Schedule A attached hereto. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyers and Seller, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be logged or printed.

    13.6 Samples for Quality Analysis

         Representative samples of the LNG delivered shall be obtained, or be caused to be obtained, in triplicate by each Buyer during the time of unloading and delivery to such Buyer. The three (3) samples shall be taken from an appropriate point on Buyer's receiving line as close as possible to the unloading flanges and collected in the gaseous state using the continuous gasification/collection method agreed by Buyers and Seller. The method and devices for sampling and the quantity of the samples to be withdrawn, shall be determined by agreement between Buyers and Seller to provide for taking representative and adequate samples of the LNG delivered.
    The samples obtained shall be distributed as follows:
    First sample   -for use of Buyer receiving the LNG shipment.
    Second sample    -  for retention by such Buyer for an agreed
                        period, not to exceed twenty (20) days
                        during which any dispute as to the
                        accuracy of any analysis shall be raised, in which case the sample shall be further retained until such Buyer and Seller agree to retain it no longer.


    Third sample   -    for use of Seller, if Seller so requests.


    If representative samples cannot be obtained by Buyer, the data to be determined by sample analysis in Section 13.7 shall be based upon the analysis of the LNG loaded at the Loading Port and shall, after the boil-off adjustment provided for below, be substituted for use in determining composition of the cargo delivered. Such data obtained at the Loading Port shall be adjusted for boil-off on the basis of the arithmetic average of the boil-off experience during the one-way voyage with regard to the last five (5) cargoes from the same Loading Port to the same Receiving Facility. For this purpose Seller shall utilize devices comparable to those utilized at the Receiving Facility and shall employ methods of taking and analyzing the samples at the Loading Port comparable in accuracy to those employed at the Receiving Facility.
    13.7 Quality Analysis

         The samples provided for in Section 13.6 shall be analyzed, or be caused to be analyzed, by the Buyer receiving the LNG shipment to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography in accordance with "G.P.A- Standard 2261, Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography", published by G.P.A., current as of January 1, 1977. If better standards for analysis are subsequently adopted by G.P.A. or other recognized competent impartial authority, upon mutual agreement of Buyers and Seller, they shall be substituted for the standards then in use, but such substitution shall not take place retroactively.
    Should it be necessary to obtain periodic samples, the composition of the LNG unloaded from each LNG Tanker shall be the arithmetic average of the results obtained by analysis of the samples obtained under Section 13.6. A calibration of the chromatograph or other analytical instrument used shall be performed by each Buyer immediately prior to the analysis of the sample of LNG delivered. The Buyer intending to conduct a calibration shall give advance notice thereof to Seller, and Seller shall have the right to have a representative present at each such calibration; provided, however, that the party performing the calibration will not be obligated to defer or reschedule any calibration in order to permit the representative of the other party to be present.

    The sample shall be analyzed, or be caused to be analyzed, by the Buyer to determine the concentrations of Hydrogen sulfide
(H2S) and total sulfur referred to in Section 11.2 using the methods described in Schedule A attached hereto.

    13.8 Operating Procedures

         Prior to conducting operations for measurement, gauging and analysis provided in Sections 13.5, 13.6 and 13.7 the party responsible for such operations shall notify the appropriate representatives of the other party, allowing such representative reasonable opportunity to be present for all operations and computations; however, the absence of the other party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed. At the request of either party any measurement, gauging and analysis provided for in Sections 13.5, 13.6 and 13.7 shall be witnessed and verified by an independent surveyor mutually agreed upon by the Buyer and Seller. The results of such surveyor's verifications shall be made available promptly to each party. All records of measurements and the computation results shall be preserved and available to both parties for a period of not less than three (3) years after such measurements and computation.

    13.9 BTU Quantities Delivered

         The quantity of British Thermal Units (BTU) of LNG delivered from LNG Tankers shall be calculated by Seller, following the procedures described in this Section 13.9 and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyer.
    A.   Determination of Gross Heating Value
         The Gross Heating Value of the samples of the LNG shall be determined by computation, in accordance with the method described in Schedule A attached hereto, on the basis of the molecular composition determined pursuant to Section 13.7 and the molecular weights and heating values described in "G.P.A. Publication 2145" published by G.P.A. current at the time of computation.

    If better constants or improved methods for determination of heating value are subsequently adopted by G.P.A. or other recognized competent impartial authority, they shall, upon mutual agreement of Seller and Buyers, be substituted therefor but not retroactively. The Gross Heating Value of the representative sample shall be the conclusive Gross Heating Value for the purpose of determining quantities of British Thermal Units (BTU) delivered.

    B.   Determination of Volume of LNG Unloaded

         The LNG volume in the tanks of the LNG Tanker before and after unloading shall be determined by gauging as provided in
Section 13.5 on the basis of the tank gauge tables provided for in
Section 13.4. The volume of LNG remaining in the tanks of the LNG Tanker after unloading shall then be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG Tanker.

    If failure of gauging and measuring devices of an LNG Tanker should cause impossibility of determining the LNG volume, the volume of LNG delivered shall be determined by gauging the liquid level in Buyer's onshore LNG storage tanks immediately before and after unloading the LNG Tanker and such volume shall be increased by adding an estimated LNG volume, agreed upon by the parties, for boil-off from such onshore LNG storage tanks and related pipelines during the unloading of LNG. Each Buyer shall provide Seller, or cause Seller to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose verified by a competent impartial authority.

    C.   Determination of BTU Quantities Delivered
         The quantities of British Thermal Units (BTU) delivered
from LNG Tankers shall be computed by Seller by means of the following formula:
         Q    = V x D x P - Qr

in which:     Q    represents the quantity of the LNG delivered
in British Thermal Units (BTU).


         V represents the volume of the LNG unloaded, stated in cubic meters, determined as provided in Section
              13.9 B.

         D represents the density of the LNG unloaded, stated in kilograms per cubic meter, determined as provided in Section 13.5 D.

         P represents the Gross Heating Value of the LNG unloaded, stated in British Thermal Units (BTU) per kilogram.

         Qr   represents the quantity in British Thermal Units
              (BTU) of the vapor which displaced the volume of LNG unloaded from the LNG tanks in the LNG Tankers.

Physical constants, calculation procedures and examples of BTU determination are provided in Schedule A.

    13.10     Verification of Accuracy and Correction for Error

         Accuracy of devices used shall be tested and verified at the request of either party, including the request by a party to verify accuracy of its own devices. Each party shall have the right to inspect at any time the measurement devices installed by the other party, provided that the other party be notified in advance. Testing shall be performed only when both parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyers. At the request of any party any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyers and Seller. Permissible tolerances shall be as defined in Schedule A. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the parties, as well as adjustment of the device. In the event that the period of error is neither known nor agreed upon, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 13.10 shall not be applied to require the modification of any invoice which has become final pursuant to Section 10.6.

    13.11     Disputes
         In the event of any dispute concerning the subject matter of this Article 13, including but not limited to disputes over selection of the type or the accuracy of measuring devices, their calibration, the result of a measurement, sampling, analysis, computation, or method of calculation, such dispute shall be submitted to a competent impartial authority mutually agreed upon by the parties or, if such authority cannot be agreed upon within thirty (30) days of request by either party, such dispute shall be decided by arbitration pursuant to Article 16. All decisions of an authority acting under this Section 13.11 shall be binding on the parties. Expenses incurred in connection with the services of such authority shall be shared equally by the parties.

    13.12     Costs and Expenses of Test and Verification

    All costs and expenses for testing and verifying Seller's measurement devices as provided for in this Article 13 shall be borne by Seller and all costs and expenses for testing and verifying a Buyer's measurement devices shall be borne by such Buyer. The fees and charges of independent surveyors for measurements and calculations as provided for in Sections 13.8 and
13.9 shall be borne equally by Seller and Buyer. When the services of independent surveyors are required and selected by mutual agreement pursuant to Section 13.10, then the fees and charges of such surveyors shall be borne equally by Seller and Buyers.

                   ARTICLE 14 - DUTIES, TAXES AND CHARGES

    Each Buyer shall pay (or reimburse Seller for payments made by it) and shall indemnify and hold Seller harmless from, all taxes, royalties, duties, or other imposts levied or imposed by the Japanese Government or any subdivision thereof, or any other governmental authority in Japan, on the transportatior, sale and import of LNG, or on any income resulting therefrom, including income resulting from payments made under this Article 14, and all port charges, taxes and duties levied or imposed on the LNG Tankers in Japan. The parties understand and confirm that Buyer shall not be required to pay under this Article 14 for any port charges, taxes or duties on LNG Tankers to the extent the same are included in any other amounts payable by Buyer under this Contract. All payments or reimbursements required under this
Article 14 shall be made by Buyer within twenty (20) calendar days after the date of Buyer's receipt of such invoice in Japan.
                         ARTICLE 15 - FORCE MAJEURE


    15.1 Events of Force Majeure

         Neither Seller nor any Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance results from any of the following:

    A. Fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemic;

    B. War, riot, civil war, blockade, insurrection, act of public enemies or civil disturbance;

    C.   Strike, lockout or other industrial disturbance;

    D. Serious accidental damage to or other serious failure of Seller's Facilities, unless such damage or failure is the result of willful negligence on the part of Seller's management;

    E. Serious accidental damage to or other failure of a Buyer's Facilities, unless such damage or failure is the result of willful negligence on the part of such Buyer's management;

    F. The reserves of Natural Gas in the Arun field or the Badak field which can economically be produced for purposes of this Contract have been fully depleted;

    G. Act of government which directly affects the ability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in Section
         10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract; or

    H. Unavailability of an LNG Tanker caused by an event or circumstance which is beyond the reasonable control of Seller despite Seller's best efforts to assure the availability of such LNG Tanker.

Nothing herein shall relieve Buyers of their obligation to pay for LNG delivered or to make any other payment which has become due and payable under this Contract prior to the occurrence of any of the events described above.

    15.2 Notice, Resumption of Normal Performance, etc.

         Immediately upon the occurrence of an event of force majeure, the party affected shall give notice thereof to the other party describing such event and the estimated period during which operations will be suspended or reduced. The parties shall exercise reasonable diligence to ensure resumption of normal performance under this Contract after the occurrence of any event of force majeure, and prior to resumption of normal performance, the parties shall continue to perform their obligations under this Contract to the extent not affected by such event of force majeure.

    15.3 Settlement of Industrial Disturbances

         Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party experiencing such situations and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

                          ARTICLE 16 - ARBITRATION
    All disputes arising between any Buyer or Buyers, on the one hand, and Seller, on the other hand, relating to this Contract or the interpretation or performance hereof, shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce, effective at the time, by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall be conducted in the English language and shall be held at Paris, France, unless another location is selected by mutual agreement of the parties concerned. The award rendered by the arbitrators shall be final and binding upon the parties concerned.
                        ARTICLE 17 - APPLICABLE LAW

    This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America.
                      ARTICLE 18 - BUYERS' COORDINATOR

    Buyers will from time to time designate a Buyers' Coordinator to act on behalf of each Buyer in performing the following:

    A. Coordinating among each of Buyers, and between Seller and Buyer or Buyers, and the handling of communications between Seller and Buyer or Buyers in connection with performance of this Contract, in particular the exercise of Allowances pursuant to Section 7.3(d).

    B. Implementation of various operations of each Buyer or of Buyers which are necessary in connection with the purchasing of LNG hereunder.

Buyers shall notify Seller the name and address of the entity to act as Buyers' Coordinator. Buyers have notified Seller that Japan Indonesia LNG Co., Ltd. is presently acting as Buyers'
Coordinator.

Seller shall be entitled to accept and rely upon any communication received from Buyers' Coordinator as if received directly from one or more of Buyers, and to give any communication to Buyers' Coordinator with the same effect as if given directly to a Buyer or Buyers, if such notice or communication relates to matters as to which Buyers' Coordinator is acting as described above pursuant to this Article 18. No act of or authorization to Buyers' Coordinator shall relieve any Buyer from performance of any obligation or payment of any liability of such Buyer hereunder, each Buyer remaining primarily liable therefor at all times.

                        ARTICLE 19 - CONFIDENTIALITY

    Confidential information or documents which will come to the attention of the parties in connection with the performance of this Contract may not be used or communicated to third parties, other than Mobil or any member of the Huffco Group or any Affiliate (as defined below) of a party or of a Seller's Supplier, without the agreement of Seller, in the case of information and documents furnished to Buyers, and of the Buyer or Buyers concerned, in the case of information and documents furnished to Seller. This restriction shall not apply to information or documents which:

    A. Have fallen into the public domain otherwise than through the act or failure to act of the party that has obtained them;

    B. Are communicated to legal counsel, accountants, other professional consultants, underwriters, or lenders of one of the parties, with the obligation of the persons receiving them to maintain confidentiality; or

    C. Are communicated to government or governmental authorities of the Republic of Indonesia, Japan or the United States of America having authority to require such disclosure, in accordance with that authority.

As used above, the term Affiliate means a company controlled by, under the control of, or under common control with, the party, or Mobil, or a member of the Huffco Group. Each Affiliate shall have the same obligation as the parties have to maintain confidentiality.

                            ARTICLE 20 - NOTICES

    All notices and other communications for purposes of this Contract shall be in writing, which shall include transmission by telex, facsimile or cable, except that notices given from LNG Tankers at sea may be by radio. Notices and communications shall be directed as follows:

    A.   To Seller at the following mail address-

         PERUSAIIAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA


(PERTAMINA)
         Attention: Head of Gas Marketing Bureau
         P.O. Box 12/JKT
         Jalan Merdeka Timur No. 1A
         Jakarta Pusat, Indonesia

         And at the following cable and telex addresses -

         Cable:                             Telex:
         PERTAMINA      PERTAMINA
         JAKARTA, INDONESIA VIA RCA         44302 or 44152
         Attention: Head of Gas Marketing   JAKARTA,
                    Bureau                  INDONESIA
                                            Facsimile: 355271

    B.   To Buyers at the following mail and telex addresses-

         CHUBU ELECTRIC POWER CO., INC.
         (Mail Address)
         Attention:     Fuel Department
         1, Toshin-cho, Higashi-ku,
           Nagoya, 461 Japan
         (Telex Address)     4444405 CHUDEN J

         THE KANSAI ELECTRIC POWER CO., INC.
         (Mail Address)
         Attention:     Fuel Department
         3-22, Nakanoshima 3-chonie, Kita-ku,
         Osaka, 530 Japan

         (Telex Address)
         5248320 KEPCO J

         KYUSHU ELECTRIC POWER CO., INC.
         (Mail Address)
         Attention:     Fuel Department
         1-82, Watanabe-dori 2-chome, Chuo-ku,
         Fukuoka, 810 Japan

         (Telex Address)
         725497 KYUDEN J


         NIPPON STEEL CORPORATION
         (Mail Address)
         Attention:     Coal & Fuel Division
         6-3, Otemachi 2-chome,
         Chiyoda-ku, Tokyo, 100 Japan
         (Telex Address)
         NSC J22291

         OSAKA GAS CO., LTD.
         (Mail Address)
         Attention:     Gas Resources Department
         4-1-2, Hiranomachi, Chuo-ku,
         Osaka, 541 Japan

         (Telex Address)
         5225275 DAJGAS J

         TOHO GAS CO., LTD.
         (Mail Address)
         Attention:     Raw Materials Department
         19-18, Sakurada-cho, Atsuta-ku,
         Nagoya, 456 Japan
         (Telex Address)
         4477651 TOHOGS J


    The parties may designate additional addresses for particular communications as required from time to time, and may change any addresses, by notice given thirty (30) days in advance of such additions or changes. Immediately upon receiving communications by telex, facsimile, cable or radio, a party shall acknowledge receipt by the same means, and may request a repeat transmittal of the entire communication or confirmation of particular matters.
If the sender receives no acknowledgement of receipt within twenty-four (24) hours, or receives a request for repeat transmittal or confirmation, said party shall repeat the transmittal or answer the particular request.

                          ARTICLE 21 - ASSIGNMENT

    Neither this Contract nor any rights or obligations hereunder may be assigned by any Buyer without the prior written consent of Seller, or by Seller without the prior written consent of each Buyer. Any request by a Buyer for Seller's consent to an assignment shall be accompanied by the written consent of each other Buyer to the proposed assignment.

                          ARTICLE 22 - AMENDMENTS

    This Contract may not be amended, modified, varied or supplemented except by an instrument in writing, signed by Seller and Buyers.

    Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the party who is claimed to have granted such waiver or postponement.

                         ARTICLE 23 - SEPARABILITY

    This Contract shall be binding upon each Buyer in accordance with its terms. The liabilities of Buyers under this Contract are several and not joint and each Buyer shall be liable only for performance of the obligations of such Buyer as provided in this Contract.

                    ARTICLE 24 - DETAILS OF PERFORMANCE

    Details necessary for performance of this Contract shall be mutually agreed upon by Seller and each Buyer separately or, when necessary and desirable, by Seller and Buyers on a coordinated and mutually agreeable basis.

                             ARTICLE 25 - SCOPE

    This Contract constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the parties, whether written or oral, prior to the date of the original execution hereof.

    Subsequent to the date of original execution of this Contract, various agreements, manuals, procedures and details of performance relating to the interpretation or implementation of the Contract or covering matters related thereto, have been agreed between Seller and Buyers ("Ancillary Agreements"). It is agreed that no Ancillary Ageement or portion thereof, to the extent it is in effect and capable of performance, shall be annulled, terminated or revoked by reason of the execution of this amended and restated Contract, except that:
    (i) to the extent that there is any conflict between such Ancillary Agreements and any specific amendment to the Contract incorporated in this amended and restated Contract, such specific amendment shall prevail; and

    (ii) the following Ancillary Agreements (or identified portions thereof) are superseded by this amended and restated Contract and shall have no further effect:

         (A) Memorandum of Agreement (15-year amendment) dated as of January 1, 1983;

         (B)  Memorandum of Understanding Related to Amendement
              No. 3 to the Transportation Agreement dated October
              16, 1987 - Section H, paragraphs 7, 9 and 10;

         (C) Amended and Restated Invoice Settlement Agreement for 1973 LNG Sales Contract dated as of March 31,
              1987 and amended and restated as of December 1, 1988 - paragraph 6;

         (D)  Assignment dated as of January 30, 1987 from Nippon
              Steel to Toho Gas; and

         (E)  Memorandum of Agreement on Revisions to the 1973
              LNG Sales Contract dated as of September 7, 1989.


                         ARTICLE 26 - COUNTERPARTS
    This Contract is executed in seven (7) identical counterparts each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same Contract.
    IN WITNESS WHEREOF, each of the parties has caused this amended and restated Contract to be duly executed and signed by its duly authorized officer as of January 1, 1990.

SELLER:                      BUYERS:
PERUSAHAAN PERTAMBANGAN      CHUBU ELECTRIC POWER CO., INC.
MINYAK DAN GAS BUMI
NEGARA (PERTAMINA)
                             By /s/

BY:   /s/                    THE KANSAI ELECTRIC POWER CO.,INC.


WITNESS:                     BY   /s/

JAPAN INDONESIA LNG CO. LTD. KYUSHU ELECTRIC POWER CO, INC.


BY     /S/                   BY   /S/


NISSHO IWAI CORPORATION      NIPPON STEEL CORPORATION


BY     /S/                   BY    /S/


                             OSAKA GAS CO, LTD.


                             BY     /S/

                             TOHO GAS CO., LTD.


                             BY     /S/

                         ARTICLE 26 - COUNTERPARTS

    This Contract is executed in seven (7) identical counterparts each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same Contract.

    IN WITNESS WHEREOF, each of the parties has caused this amended and restated Contract to be duly executed and signed by its duly authorized officer as of January 1, 1990.

SELLER:                      BUYERS:
PERUSAHAAN PERTAMBANGAN      CHUBU ELECTRIC POWER CO., INC.
MINYAK DAN GAS BUMI
NEGARA (PERTAMINA)
                             BY         /s/

                             THE KANSAI ELECTRIC POWER CO., INC.
BY

WITNESS:                     BY          /s/

JAPAN INDONESIA LNG CO., LTD.   KYUSHU ELECTRIC POWER CO., INC.


BY                              BY           /s/

NISSHO IWAI CORPORATION      NIPPON STEEL CORPORATION


BY        /s/                   BY            /s/

                             OSAKA GAS CO., LTD.


                             BY            /s/

                             TOHO GAS CO., LTD.


                             BY             /s/